UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 11, 2024

CARVER BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-13007	13-3904174
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

75 West 125th Street, New York, New York	10027-4512
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 360-8820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	CARV	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 16, 2024, Carver Bancorp, Inc. (the “Company”) announced the hiring of Donald Felix, age 50, as President and Chief Executive Officer of the Company and Carver Federal Savings Bank (the “Bank”), effective November 1, 2024. Mr. Felix will also serve as a member of the Board of Directors of the Company and Bank (together, the ”Board”).  Prior to his employment with the Company and Bank, Mr. Felix served as Executive Vice President of Citizens Financial Group, Head of National Banking & Expansion from 2021 to 2023. Before that, he served as Managing Director of JPMorgan Chase, in the Consumer Bank as Head of Consumer Financial Health from 2019 to 2021. At Chase, he was also the Chief of Staff in the Office of the CEO, for Chase Consumer Bank & Wealth Management, from 2016 to 2019, and before joining Chase held various senior positions domestically and abroad at Citi from 1996 to 2016.  Mr. Felix is not a party to any transaction with the Company or the Bank that would require disclosure under Item 404(a) of Securities and Exchange Commission Regulation S-K.  The full text of the press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.
Craig C. MacKay, who serves as Interim President and Chief Executive Officer of the Company and Bank, will resign as Interim President and Chief Executive Officer effective October 31, 2024, and Mr. MacKay will continue to serve as a member of the Board.
On September 11, 2024, the Company, the Bank and Mr. Felix entered into an employment agreement, effective November 1, 2024 (the “Start Date”), in connection with his hiring as President and Chief Executive Officer of the Company and Bank.  The term of the Employment Agreement is two years and the term may be extended by mutual consent.  The Employment Agreement provides that Mr. Felix will receive an annual base salary of $700,000 and the base salary may be increased as the Board deems appropriate.  In addition to base salary, the Employment Agreement provides for, among other things, a $100,000 signing bonus, two performance equity grants, each with a fair market value of $100,000, with the first equity grant to be made as of the Start Date or as soon as administratively practicable after the Start Date and the second equity grant will be made on November 1, 2025, a minimum annual performance-based cash bonus opportunity of $500,000, temporary corporate housing in an amount up to $5,000 per month, and other benefit plans and arrangements applicable to executive employees.

The Bank may terminate Mr. Felix’s employment for “cause” (as defined in the Employment Agreement) at any time, in which event he would have no right to receive compensation or other benefits for any period after his termination of employment.

Certain events resulting in Mr. Felix’s termination of employment entitle him to severance benefits.  In the event of Mr. Felix’s involuntary termination of employment without “cause” or in the event of a voluntary termination for “good reason” (as defined in the Employment Agreement), Mr. Felix would become entitled to a severance payment in the form of a cash lump sum equal to: (x) fifty percent (50%) of Mr. Felix’s base salary; and (y) if such termination occurs after the one year anniversary of the Start Date, a cash lump sum payment equal to one-hundred percent (100%) of Mr. Felix’s base salary, and the average annual total incentive bonus earned by Mr. Felix for the three most recently completed calendar years; and, in each case, (z) the value of one-year’s health care costs provided Mr. Felix elects continued insurance coverage under COBRA and full vesting of equity awards.

In the event of Mr. Felix’s involuntary termination of employment for a reason other than for cause or upon his voluntary termination for good reason within six months prior to or within twenty-four months following a “change in control” (as defined in the Employment Agreement), Mr. Felix would become entitled to a severance payment in the form of a cash lump sum equal to three times the sum of: (a) Mr. Felix’s base salary; and (b) the average annual total incentive bonus earned by Mr. Felix for three most recently completed calendar years prior to the change in control, or if greater, the annual total incentive bonus that would have been earned in the year of the change of control at target bonus opportunity and full vesting of equity awards.  In addition, Mr. Felix would be entitled to a cash lump sum payment equal to the value of health care costs for thirty-six months. In the event that payments to Mr. Felix become subject to Sections 280G and 4999 of the Code, such payments would be reduced if such reduction would leave Mr. Felix officer better off on an after-tax basis.

Upon termination of Mr. Felix’s employment, he will be subject to certain restrictions on his ability to compete or to solicit business or employees of the Bank and the Company for a period of one year following his termination of employment.  The Employment Agreement also includes provisions protecting the Company’s and Bank’s confidential business information.

The foregoing description of the Employment Agreement does not purport to be complete and it is qualified in its entirety by reference to the form of the Employment Agreement attached hereto as Exhibit 10.1 of this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits
Exhibit Description
10.1	Employment Agreement, effective as of November 1, 2024, with Donald Felix

99.1	Press Release dated September 16, 2024

104.1	Cover Page for this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CARVER BANCORP, INC.
DATE: September 16, 2024	By:	/s/ Isaac Torres
Isaac Torres
SVP, General Counsel and Corporate Secretary